Your fellow shareholders are counting on you.
Please take a minute and vote today!

Conseco StockCar Stocks Index Fund
11815 N. Pennsylvania Street, Carmel, Indiana 46032

September 10, 2004

Special Meeting of Shareholders to be held on Thursday September 16, 2004.

Dear Shareholder:
Recently we sent you proxy material regarding the Special Meeting of Shareholders to take place on September 16, 2004. The Fund’s records indicate that we have not received your important vote. We urge you to act promptly in order to allow us to obtain a sufficient number of votes to hold the Meeting as scheduled and avoid the possibility of an adjournment. In order for your shares to be represented, we need to receive your instructions before the Meeting on September 16th at 11:00 a.m. local time.

EVERY VOTE COUNTS!

You may think your vote is not important, but it is critical to enable the Conseco StockCar Stocks Mutual Fund, Inc. to hold the meeting as scheduled, so please vote immediately. Any additional solicitations are costly and time-consuming. We urge you to vote your proxy now. You and all other shareholders will benefit from your cooperation.

After careful review, the Board of Directors has unanimously recommended a vote "FOR" all the proposals detailed in your proxy statement.

If you have any questions please call, toll free at 1-888-883-1059.

For your convenience, please use one of these easy methods to register your vote:

1.  By Touch Tone Phone.
Please call us toll-free 24 hours a day at the number indicated on your proxy card.
Follow the simple voting instructions provided.

2.  By Mail.

Simply call or return your executed proxy in the enclosed postage paid envelope immediately so that we will receive it by September 16, 2004.

DON’T HESITATE. PLEASE VOTE TODAY!